AMENDMENT TO LEASE
THIS AMENDMENT TO LEASE (“Amendment”) is made as of June 1, 2007, by and between University Research Park, Incorporated, a Wisconsin non-stock corporation (hereinafter referred to as “Landlord”) and Cellular Dynamics International, Inc., a Wisconsin corporation (hereinafter referred to as “Tenant”).
RECITALS
A.On March 23, 2006, Landlord entered into a Lease Agreement with Tenant for approximately 7,998 usable square feet of space, and including Storage Rooms 6 and 3, located in and around that certain building at 515/525 Science Drive, Suites 100 and 200, Madison, Wisconsin 53711.
B.    The Lease Agreement dated March 23, 2006 and all amendments are collectively referred to hereinafter as the “Lease. Agreement.”
C.    Section 1.6(a) (Option to Expand) of the Lease Agreement provides Tenant an option to lease additional space located at 515/525 Science Drive, Suite 210, consisting of 4,283 usable square feet of space and Storage Room 8.
D.    Section 1.6(b) (Right of First Refusal) of the Lease Agreement grants Tenant the right of first refusal to lease additional space located at 515/525 Science Drive, Suite 205 and Storage Room 5.
E.    Tenant wishes to exercise its rights under Sections 1.6(a) and 1.6(b) of the Lease Agreement.
F.    Both Landlord and Tenant wish to amend the Lease Agreement to recognize the exercise of Tenant’s rights under Sections 1.6(a) and 1.6(b) of the Lease Agreement.
NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the following amendments to the Lease Agreement are hereby agreed to, effective as of the dates outlined below.
1.    Section 1.1 of the Lease is deleted in its entirety and hereby amended and restated as follows:
1.1.    Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord on the terms and provisions and subject to the conditions hereinafter set forth in this Lease, the following described premises:

    Effective as of May 1, 2006:
Space in a building located at 515/525 Science Drive, Suites 100 and 200, consisting of approximately 7,998 usable square feet of space, and including Storage Rooms 6 and 3;
Effective as of June 1, 2007, the above space plus:
Suite 210, consisting of 4,283 usable square feet of space, and including Storage Room 8; and
Effective as of January 1, 2008, the above two spaces plus:
Suite 205, consisting of 5,301 usable square feet of space, and including Storage Room 5.
All in Madison, Dane County, Wisconsin, (herein referred to as the “Leased Premises”) and all necessary common areas situated upon the property described in Exhibit A attached hereto (the Property described in Exhibit A is referred to herein as the “Landlord’s Property”). The location of the Leased Premises on the Landlord’s Property is indicated on the map attached hereto as Exhibit B-1, and the floor plan attached hereto as Exhibit B-2. The Leased Premises includes use of non-contiguous storage space at 515/525 Science Drive, identified on the attached Exhibit B-2 as “Storage 6, 3, 9 and 5 as of the effective dates set forth above.”
2.    Section 1.2 of the Lease Agreement is deleted in its entirety and hereby amended and restated in its entirety as follows:
1.2.    Term of Lease. The Term of this Lease shall run from the Commencement Date (which was May 1, 2006) to December 31, 2013.
3.    Section 1.3 of the Lease Agreement is deleted in its entirety and hereby amended and restated as follows:
1.3.    Option to Extend. Tenant is hereby granted one (1) option to extend the Term of this Lease for five (5) years. If the option is exercised by the Tenant, the extended Term shall begin upon the expiration of the original Term of this Lease; and all terms, covenants and provisions of this Lease shall apply to the extended Term. If Tenant elects to exercise the option to extend, provided this Lease is in full force and effect and Tenant has performed all of the terms, covenants and provisions hereof on Tenant’s part to be performed, Tenant shall do so only by giving Landlord notice in writing of its intention to do so not later than twelve (12) months prior to the expiration of the original Term of this Lease.
4.    The following paragraphs are added to Section 1.5, Condition of Improvements, of the Lease Agreement:
515/525 Science Drive, Suite 210. Prior to the Commencement Date for Suite 210, Landlord shall undertake and complete those certain improvements to

Suite 210 of the Leased Premises at a cost of $430,000.00. Landlord shall provide a one-time allowance of $300,000.00, and Tenant shall pay the balance of $130,000.00 upon occupancy of the Leased Premises. In addition to paying $130,000.00 upon occupancy, Tenant agrees to pay additional improvement rent of $6,083.00 per month for 60 months. The additional improvement rent is reflected in the Base Rent Schedule attached hereto and made a part hereof. All Landlord Improvements shall be completed by Landlord in a first class manner, using skilled contractors and new, high-quality materials. Upon completion of the Landlord Improvements described in this Section 1.5, and Tenant’s acceptance of the same, Tenant shall take possession of Suite 210 of the Leased Premises in its then “As Is” condition.
515/525 Science Drive, Suite 205. Tenant shall take possession of Suite 205 of the Leased Premises in its then “As Is” condition. Any buildout and additional tenant improvement rent must be negotiated separately between Landlord and Tenant.
5.    Section 2.1 of the Lease Agreement is deleted in its entirety and hereby amended and restated as follows:
2.2.    Base Rent. Tenant shall pay to Landlord at its office in Madison, Wisconsin, or such other place as Landlord may designate in writing, and without any deduction or offset whatsoever, as base rent, the amounts set forth in the attached Base Rent Schedule in advance on or before the first day of each calendar month during the Term indicated.
If the Term of this Lease does not commence on the first day of a calendar month, the base rent for such fractional month shall be computed pro rata on the basis of thirty (30) days per month and paid to Landlord on the first day of the next succeeding calendar month along with the rent for such succeeding month. Improvement rent is not pro rated.
6.    All other terms and conditions of the Lease Agreement shall remain unchanged, and are hereby ratified and confirmed.

LANDLORD:	UNIVERSITY RESEARCH PARK, INCORPORATED By: /s/ Mark D. Bugher
Mark D. Bugher, Assistant Secretary/Treasurer

TENANT:	CELLULAR DYNAMICS INTERNATIONAL, INC. By: /s/ Nick Seay
Nick Seay, Chief Operating Officer
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